Exhibit 99.1

rue21, inc. Announces Fourth Quarter and Fiscal Year 2012 Financial Results

Net Sales growth of 22.4% for Q4 2012

Adjusted EPS $0.65, a 25% increase from Q4 2011

Board of Directors Authorizes an Additional $25 Million for Share Repurchase Program

Warrendale, PA – March 21, 2013 – rue21, inc. [NASDAQ: RUE] today announced its financial results for the fourth quarter and full fiscal year ended February 2, 2013.

Fourth Quarter Fiscal 2012 Summary:

For the fourth quarter of fiscal 2012, net sales increased 22.4% to $269.1 million from $219.9 million a year ago, including a comparable store sales increase for the quarter of 0.7% following a 2.2% decrease in the fourth quarter of fiscal 2011. The Company opened 17 new stores and closed 2 stores in the fourth quarter of fiscal 2012. Gross margin increased 110 bps to 37.6% for the quarter, driven by improved merchandise margin of 70 basis points and leverage of expenses. Net income and diluted earnings per share (EPS) for the fourth quarter were impacted by non-recurring professional fees of $1.2 million. On a GAAP basis, net income increased 16.4% and EPS were $0.62 versus $0.52 in the fourth quarter of 2011. Adjusting out non-recurring professional fees in this year’s fourth quarter, net income increased by 22.4% and adjusted EPS were $0.65 versus $0.52 in the fourth quarter of fiscal 2011. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements included with this release.

Bob Fisch, rue21’s President and CEO, stated: “Fiscal 2012 was another year of consistent top and bottom line growth for rue21, including record gross margin and double-digit growth in net income. We continue to focus on the qualities that make rue21 appealing to our customers and our financial returns attractive for our shareholders: offering current fashion at every day great value, executing on our strategic square footage growth, and methodically delivering productivity gains and profitability every quarter.”

Fiscal Year 2012 Summary:

For fiscal 2012, net sales increased 18.6% to $901.9 million, and comparable-store sales increased 0.7%. Gross margin increased 60 bps to 38.3% from 37.7%, driven primarily by merchandise margin improvement. The Company opened 125 new stores, closed 3 stores, and ended the year with 877 stores. On a GAAP basis, net income increased 12.7% and EPS were $1.76 versus $1.55 in fiscal year 2011. Net income and EPS for fiscal 2012 were impacted by non-recurring professional fees and non-recurring litigation expense associated with the settlement and related costs of wage and hour claims in California. Adjusted net income increased 19.4% for the year, to $46.5 million from $39.0 million. Adjusted EPS were $1.87 in fiscal 2012 as compared to $1.55 in fiscal 2011.

For the year, cash and short term investments decreased 11.7% to $63.5 million. During fiscal 2012 the Company repurchased 925,668 shares of its stock for $25 million. The Company did not borrow during the year and had no long term debt as of February 2, 2013. Total Company inventory per square foot was up 2.3% from the prior year end.

Impact of 53rd Week:

Fiscal 2012 included an extra week in the fourth quarter of the year (the 53rd week). The 53rd week is not included in the calculation of comparable store sales, but is included in net sales and net income for fiscal 2012. The 53rd week was not material to fourth quarter or fiscal 2012 net income.

Stock Repurchase Program:

During the fourth quarter of fiscal 2012, the Company repurchased 97,568 shares for $2.8 million. For the full fiscal year, the Company repurchased 925,668 shares for $25 million. At the end of the fourth quarter, $25 million of the $50 million stock repurchase program remained available for future repurchases. The board of directors also authorized an additional $25 million for the stock repurchase program. Under the stock repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

Outlook:

For fiscal 2013 (52 week year), the Company currently expects diluted earnings per share to be in the range of $2.10 to $2.15 not including the impact of the Company’s investments in the construction of its e-commerce platform. We anticipate e-commerce investments to have approximately a $0.10 impact on earnings per diluted share in 2013. Revenue impact from e-commerce in fiscal 2013, if any, will be immaterial. The Company expects comparable store sales growth in 2013 to be in the low single digits. The Company guidance incorporates 24.2 million average diluted shares expected for fiscal 2013. Diluted earnings per share for the first quarter are expected to be in the range of $0.47 to $0.50, not including the impact of the Company’s investment in its e-commerce platform. For the first quarter, e-commerce impact is anticipated to be $0.02. The Company currently expects comparable store sales growth in the first quarter of fiscal 2013 to be slightly negative to slightly positive.

Conference Call Information:

A conference call to discuss fourth quarter and fiscal 2012 financial results is scheduled for today, March 21, 2013 at 4:30 PM Eastern Time. To participate, dial toll-free (888) 298-3466 or 1-719-325-2324 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 900 stores in 47 states. Learn more at www.rue21.com

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 27, 2012, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures:

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the fourteen week and fifty-three week periods ended February 2, 2013. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Contact:

Joseph Teklits / Jill Gaul

ICR, Inc

203-682-8200

jill.gaul@icrinc.com

jteklits@icrinc.com

rue21, inc.

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Net sales	$269,054	$219,896	$901,886	$760,302
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	167,854	139,531	556,368	473,662

Gross profit	101,200	80,365	345,518	286,640

Selling, general, and administrative expense	68,763	52,130	244,096	197,176
Depreciation and amortization expense	8,894	7,262	32,961	26,618

Income from operations	23,543	20,973	68,461	62,846

Interest expense (income), net	37	16	(27)	(9)

Income before income taxes	23,506	20,957	68,488	62,855

Provision for income taxes	8,462	8,036	24,587	23,905

Net income	$15,044	$12,921	$43,901	$38,950

Basic income per common share	$0.63	$0.53	$1.81	$1.60
Diluted income per common share	$0.62	$0.52	$1.76	$1.55

Weighted average basic common shares outstanding	23,783	24,467	24,287	24,417
Weighted average diluted common shares outstanding	24,393	25,054	24,903	25,051

NOTE: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

rue21, inc.

Consolidated Balance Sheets

	February 2,	January 28,
	2013	2012
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$43,519	$41,960
Short term investments	20,000	30,000
Accounts receivable	10,555	6,675
Merchandise inventory, net	157,269	131,136
Prepaid expenses and other current assets	13,905	11,767
Deferred tax assets	5,910	5,121

Total current assets	251,158	226,659

Property and equipment, net	144,852	117,798

Other assets	3,499	3,565

Total assets	$399,509	$348,022

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$108,760	$103,914
Accrued expenses and other current liabilities	24,202	16,570
Accrued payroll and related taxes	8,932	12,045
Deferred rent and tenant allowances, current portion	10,228	8,652
Accrued income and franchise taxes	126	1,068

Total current liabilities	152,248	142,249

Long-term liabilities:
Deferred rent, tenant allowances and other long-term liabilities	59,325	46,965
Deferred tax liabilities	9,625	11,585

Total long-term liabilities	68,950	58,550

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock— par value $0.001 per share, 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock— par value $0.001 per share; 200,000 shares authorized; 23,755 and 24,476 shares issued and outstanding, respectively	25	24
Additional paid in capital	50,281	37,696
Treasury stock, 939, and 0 respectively	(25,399)	—
Retained earnings	153,404	109,503

Total stockholder’s equity	178,311	147,223

Total liabilities and stockholders’ equity	$399,509	$348,022

rue21, inc.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended February 2, 2013
	GAAP	Professional Fees (1)	As Adjusted
Income from Operations	$23,543	$1,200	$24,743
Interest expense (income), net	37		37

Income before income taxes	23,506		24,706
Provision for income taxes	8,462	432	8,894

Net income	$15,044		$15,812

Basic income per common share	$0.63		$0.66
Diluted income per common share	$0.62		$0.65

Weighted average basic common shares outstanding	23,783		23,783
Weighted average diluted common shares outstanding	24,393		24,393

	Twelve Months Ended February 2, 2013
	GAAP	Expense Adjustments (1) (2)	As Adjusted
Income from Operations	$68,461	$4,100	$72,561
Interest expense (income), net	(27)		(27)

Income before income taxes	68,488		72,588
Provision for income taxes	24,587	1,491	26,078

Net income	$43,901		$46,510

Basic income per common share	$1.81		$1.92
Diluted income per common share	$1.76		$1.87

Weighted average basic common shares outstanding	24,287		24,287
Weighted average diluted common shares outstanding	24,903		24,903

1	Estimated adjusted basic and diluted earnings per common share represents management’s estimate of basic and diluted earnings per common share for the periods presented, before expenses associated with our non-recurring professional fees in Fourth Quarter 2013. Adjusted basic and diluted earnings per common share is presented because management believes it is a useful adjunct to basic and diluted earnings per common share under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance excluding the non-recurring costs. Adjusted basic and diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to basic and diluted earnings per common share.
2	Estimated adjusted basic and diluted earnings per common share represents management’s estimate of basic and diluted earnings per common share for the periods presented, before expenses associated with our legal settlement for California wage and hour litigation in October 2012. Adjusted basic and diluted earnings per common share is presented because management believes it is a useful adjunct to basic and diluted earnings per common share under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance excluding the non-recurring costs for our California wage and hour litigation costs. Adjusted basic and diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to basic and diluted earnings per common share.